Exhibit 99.1
Ciphergen Biosystems Receives Notice of Intent from U.S. Patent Office for Re-
Issuance of SELDI Mass Spectrometry Patent
Bio-Rad Laboratories to Pay $2 Million Upon Issuance of Patent Reexamination Certificate
FREMONT, Calif., July 11 2007 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced that the company received from the United States Patent and Trademark Office a notice of intent to issue a Reexamination Certificate of U.S. patent no. 6,734,022, which is directed to a fundamental process of SELDI mass spectrometry. Upon reissuance of the patent, Bio-Rad Laboratories is to pay Ciphergen $2.0 million pursuant to the terms of the Asset Purchase Agreement entered into in connection with the sale of Ciphergen’s instrumentation business to Bio-Rad on November 13, 2006.
“We are pleased that the USPTO has decided to re-issue this patent as we believe it further validates the innovation underlying SELDI technology,” said Gail S. Page, Ciphergen President and Chief Executive Officer.
About Ciphergen
Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. Ciphergen is based in Fremont, California. More information about Ciphergen can be found on the Web at http://www.ciphergen.com.
Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties, including those that can be found in Ciphergen’s Form 10-K for the year ended December 31, 2006, and in Ciphergen’s periodic reports on Form 10-Q and Form 8-K. Statements in this release are based upon information available to Ciphergen as of the date of the release.
Information and announcements involving Ciphergen’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. We claim the protection of such safe harbor, and disclaim any intent or obligation to update any forward-looking statement contained in this document as a result of new information, future events or otherwise. These statements are not guarantees of future performance and actual results could differ materially from our current expectations.
     NOTE: Ciphergen is a registered trademark of Ciphergen Biosystems, Inc.
Ciphergen Biosystems, Inc.
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